ALTSHARES TRUST

41 Madison Avenue, 42nd Floor

New York, NY 10010

March 6, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration
AltShares Trust
AltShares Merger Arbitrage ETF
Pre-Effective Amendment No. 2 (“PEA 2”)
(File Nos. 333-233772 and 811-23475)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to its registration statement on Form N-1A be accelerated to March 10, 2020. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

ALTSHARES TRUST

By:	/s/ John S. Orrico
John S. Orrico
President

FORESIDE FINANCIAL SERVICES, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

March 6, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration
AltSharesTrust
AltShares Merger Arbitrage ETF
Pre-Effective Amendment No. 2 (“PEA 2”)
(File Nos. 333-233772 and 811-23475)

Ladies and Gentlemen:

As principal underwriter for the AltShares Trust (the “Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 2 to the Trust’s registration statement on Form N-1A be accelerated to March 10, 2020. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FINANCIAL SERVICES, LLC

By:	/s/ Mark A. Fairbanks
Mark A. Fairbanks
Vice President